                                                                EXHIBIT 10.1 (c)

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") dated as of June 12, 1997, between EQUITRAC CORPORATION, a Florida corporation (the "Company"), and John T. Kane (the "Executive").

                             PRELIMINARY STATEMENTS

         A. The Executive is currently Chairman of the Board of the Company.

         B. The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company has been substantial and desires to assure the Company of the Executive's continued employment in an executive capacity and to compensate him therefor.

         C. The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.

         D. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to continue to employ the Executive and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth in this Agreement.

         2. TERM OF AGREEMENT. Subject to the terms and conditions hereof, the term of the Executive's employment pursuant to this Agreement (the "Term") shall commence on the date hereof and shall continue in effect through February 29, 2000; provided, however, that on February 29, 1998 and on the last day of each February thereafter, the Term automatically shall be extended for an additional one-year period unless, at least ninety (90) days prior to such date, either party shall have given written notice to the other stating that the Term shall not be so extended; provided, further, that notwithstanding the foregoing, if a Change in Control of the Company (as defined in Section 11 hereof) shall have occurred prior to the end of the Term as it may be so extended, the Term shall continue in effect for a period of three years beyond the month in which such Change of Control of the Company occurred.

         3. POSITION AND DUTIES. The Executive shall serve as the Chairman of the Board of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company. The Executive shall also have such other powers and duties as may from time to time be delegated to him by the Board, provided that such duties are consistent with his present duties and with the Executive's position. The Executive shall report to the Board. The Executive shall devote substantially all of his working time and efforts during normal business hours to the business and affairs of the Company in substantially the same manner (both as to working time and effort) as the Executive has devoted to the Company in the past.

         4. PLACE OF PERFORMANCE. In connection with his employment by the Company, the Executive shall be based at the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with his present travel obligations. The Company shall not, without the written consent of the Executive, relocate or transfer its principal executive offices outside Coral Gables, Florida.

         5.       COMPENSATION AND RELATED MATTERS.

                  (a) BASE SALARY. The Executive shall receive a base salary, payable in substantially equal bi-weekly installments, at the annual rate of at least $340,000 during each fiscal year during the Term, or such greater amount as shall be determined by the Compensation Committee ("Compensation Committee") of the Board or the entire Board, in its sole discretion (the "Base Salary"). On March 1, 1998 and on each March 1 thereafter (the "Salary Adjustment Date"), the Executive's then Base Salary shall be adjusted (but not decreased) to reflect the increase, if any, in the "Consumer Price Index: Dade County, All Items - Urban Wage Earners and Clerical Workers," published by the Bureau of Labor Statistics of the United States Department of Labor (the "CPI"), during the most recent twelve month period prior to the Salary Adjustment Date. In the event that there is a change in the basis of calculating the CPI, or if a change is made in the terms or number of items contained in the CPI, or if the CPI is discontinued, the Company shall, in good faith, designate a substitute index or formula, and such substitute index or formula shall have the same effect as if it had been originally designated herein. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Compensation Committee or the Board, be increased at any time or from time to time. Any increase in the Base Salary or other compensation granted by the Compensation Committee or the Board shall in no way limit or reduce any other obligation of the Company under this Agreement and, once established at an increased specified rate, the Base Salary shall not thereafter be reduced.

                  (b) ANNUAL BONUS. In addition to the Base Salary, the Executive shall be entitled to receive annual incentive compensation (the "Annual Bonus") for each fiscal year based upon increases in the Company's Earnings Per Share and/or Market Price during such fiscal year. The Executive's Annual Bonus for each fiscal year shall equal the product of (x) the Executive's Base Salary for the applicable fiscal year, MULTIPLIED BY (y) the greater of (1) the percentage increase in Earnings Per Share for such fiscal year over Earnings Per Share for the immediately preceding fiscal year and (2) the percentage increase in the Market Price














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as of the end of such fiscal year over the Market Price as of the end of the immediately preceding fiscal year; provided, however, that in no event shall any Annual Bonus be payable unless the amount determined in accordance with clause
(y)(1) or (2) is at least fifteen percent (15%), and in no event shall the Executive's Annual Bonus for any fiscal year exceed one hundred percent (100%) of his Base Salary for such fiscal year; provided, further, that if (A) the Earnings Per Share or Market Price for the fiscal year for which the Annual Bonus is being calculated is higher than the Earnings Per Share or Market Price, respectively, for the immediately preceding fiscal year, and (B) either the Earnings Per Share or Market Price for such immediately preceding fiscal year was lower than the Earnings Per Share or Market Price, respectively, in the second preceding fiscal year, then for purposes of calculating the Executive's Annual Bonus for the current fiscal year, the higher Earnings Per Share or Market Price, if applicable, for the second preceding fiscal year shall be used in lieu of the Earnings Per Share or Market Price, as the case may be, for the immediately preceding fiscal year.

         Except as otherwise provided herein, the amount of Annual Bonus payable with respect to any fiscal year (net of any tax or other amount properly withheld therefrom) shall be paid by the Company to the Executive within one hundred twenty (120) days after the end of the fiscal year; provided, however, that any amount paid shall be subject to increase or decrease based upon the results of any audited financial statements with respect to such year.

         For purposes of this Section 5(b):

                           (i) the term "Earnings Per Share" shall mean the
earnings per share of the Company as determined in accordance with generally accepted accounting principles, consistently applied with the Company's past practices, and as reflected in the Company's audited financial statements for the relevant fiscal year; and

                           (ii) the term "Market Price" shall mean, for any
fiscal year, the average of the Closing Prices (as hereinafter defined) of a share of the Company's Common Stock during the twenty trading days immediately preceding the end of such; the "Closing Price" of the Common Stock on any trading day shall be (A) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (B) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("Nasdaq"), or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of Common Stock on such system, or (C) if neither clause (A) or (B) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated.

                  (c) EXPENSES. During the Term, the Company, upon the submission of supporting documentation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

                  (d) OTHER BENEFITS. The Company shall not make any changes in any employee benefit plans or arrangements in effect on the date of this Agreement in which the Executive participates, (including without limitation, to the extent in effect, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, life insurance policies, officers and directors policies, stock option plan, life insurance plan, medical and health insurance plan, disability plan, dental plan, health-and-accident plan or, similar plans or arrangements) which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to an amendment applicable to all senior executives and/or employees of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other senior executives and/or employees of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary or any other obligation payable to the Executive pursuant to this Agreement.

                  (e) VACATION. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than one month in any calendar year (prorated in any calendar year during which the Executive is employed under this Agreement for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

                  (f) PERQUISITES AND FRINGE BENEFITS. The Executive shall be entitled to continue to receive all perquisites and fringe benefits provided or available to senior executive officers of the Company in accordance with present practice and as may be changed from time to time with respect to all senior executive officers of the Company.

         6. WORKING FACILITIES. The Company shall furnish the Executive with an office, a secretary and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

         7.       RESTRICTIVE COVENANTS.

                  (a) NO MATERIAL COMPETITION. The Executive agrees that at no time during the Term or, for a period of one year immediately following any termination of this Agreement, other than a termination by the Executive for Good Reason (as hereinafter defined) or a termination by the Company without Cause (as hereinafter defined), will he, for himself or on behalf of any other person, persons, firm, partnership, corporation or company, engage, directly or indirectly, in any business if, within 30 days of the Executive advising the Company in writing of his proposed business activity, the Board determines in good faith that such proposed business activity is directly competitive with a material part of the business of the Company and its subsidiaries (in the aggregate) and such competitive business activity is likely to affect in an adverse manner the business, sales, profits or financial condition of the Company.

                  (b) UNAUTHORIZED DISCLOSURE. During the period of his employment under this Agreement, the Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company (or its subsidiaries) or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, any confidential information obtained by him while in the employ of the Company with respect to any of the Company's customers, suppliers, creditors, lenders, investment bankers, methods of distribution or methods of marketing, the disclosure of which he knows will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. For the period ending one year following any termination of this Agreement, the Executive shall not disclose any confidential information of the type described above.

                  (c) NONSOLICITATION OF EMPLOYEES. While employed by the Company and for a period of one year thereafter, the Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

                  (d) BOOKS AND RECORDS. All books, records, accounts and similar repositories of confidential information of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of this Agreement or on the Board's request at any time.

                  (e) INJUNCTION. It is recognized and hereby acknowledged by the Company and the Executive that a breach by the Executive of any of the agreements contained in this Section 7 may cause irreparable harm or damage to the Company, or its subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive and the Company agree that the Company and any of its subsidiaries shall be entitled to an injunction issued by any court of competent jurisdiction enjoining and restraining any and all violations of such agreements by the Executive or his associates, affiliates, partners or agents, and that such right to an injunction shall be cumulative and in addition to whatever other remedies the Company may possess.













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                  (f) CERTAIN PROVISIONS. The limitations of Section 7(a) shall terminate if upon termination of this Agreement for any reason the Company does not fulfill its obligations as required by Section 9 hereof; however, such termination shall not affect the rights of the Executive to receive all payments, undiminished in any way, provided by such Section 9. The provisions of
Section 7 shall apply during the time the Executive is receiving any payments from the Company as a result of a termination resulting from Disability.

         8. TERMINATION. The Executive's employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:

                  (a) DEATH. The Executive's employment under this Agreement shall terminate automatically upon his death.

                  (b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the performance of his duties under this Agreement for six consecutive months during any calendar year, and within 30 days after written notice of termination is given (which notice may only be given after the end of such six-month period), the Executive shall not have returned to the performance of his duties under this Agreement, the Company may terminate the Executive's employment under this Agreement for "Disability."

                  (c) CAUSE. The Company may terminate the Executive's employment under this Agreement for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties under this Agreement (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or from the termination of this Agreement by the Executive for Good Reason), after a demand for substantial performance is delivered to the Executive by the Company specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties, and the Executive shall have failed to resume substantial performance of such duties within thirty (30) days of receiving such demand, (ii) the willful engaging by the Executive in criminal conduct (including embezzlement and criminal fraud) which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the conviction of the Executive of a felony or the conviction of the Executive of a misdemeanor which impairs the Executive's ability substantially to perform his duties with the Company. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding anything herein to the contrary, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the members of the Board then in office (other than the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth in clause (i), (ii) or (iii), above, and specifying the particulars thereon in detail.

                  (d) TERMINATION BY THE EXECUTIVE; RETIREMENT. The Executive may terminate his employment under this Agreement (i) for Good Reason or (ii) if his health should become impaired to any extent that makes the continued performance of his duties under this Agreement hazardous to his physical or mental health or his life, provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that at the Company's request and expense the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor. In addition, at any time after the Executive reaches age 55, he shall have the right to terminate his employment under this Agreement due to his decision to retire from active and continued employment with the Company ("Retirement"). If the Executive elects to retire prior to reaching age 58 1/2, the Executive, until he reaches age 58 1/2, agrees to provide the Company on a consulting basis such advice and assistance concerning the business and operations of the Company as the Company may request from time to time (the "Consulting Services"). In connection with any Consulting Services, the Executive shall use his best efforts to give the Company the benefit of his special knowledge, skill and business expertise to the extent relevant to the Company's business and operations. To the extent the Executive provides any Consulting Services following his Retirement, the Company shall compensate the Executive for such Consulting Services at the rate of $300 per hour.

                           For purposes of this Agreement the term "Good Reason"
shall mean, without the Executive's express written consent, the occurrence of any one or more of the following: (i) the assignment to the Executive of any duties or reporting obligations other than those contemplated by, or any limitation of the powers of the Executive in any respect not contemplated by,
Section 3 hereof, or any other action by the Company which results in a diminution in the nature or status Executive's position, authority, duties or responsibilities; (ii) a reduction by the Company in the Executive's Base Salary as the same shall be increased from time to time; (iii) the Company's requiring the Executive to be based at a location in excess of forty-five miles from the location where he is currently based; (iv) a failure by the Company to comply with its material obligations and agreements contained herein, including but not limited to any failure by the Company to comply with any of the provisions of
Section 5 hereof; (v) a failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 10(c) hereof; or (vi) any purported termination by the Company of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subsection 8(e) hereof, and for purposes of this Agreement, no such termination shall be effective.

         The Executive's right to terminate his employment for Good Reason or Retirement shall not be affected by his incapacity due to physical or mental illness, nor shall the Executive's continued employment constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. With respect to the matters set forth in clauses (i), (ii) and
(iii), above, the Executive must give the Company thirty (30) days prior written notice of his intent to terminate this Agreement as a result of any breach or alleged breach of the applicable provision and the Company shall have the right to cure any such breach or alleged breach within such 30-day period; provided, that no such prior written notice or opportunity to cure shall be required following a Change in Control of the Company.

                  (e) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive (other than termination pursuant to Section 8(a), above) shall be communicated by written Notice of Termination to the other party hereto given in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The failure by the Executive to set forth in any Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

                  (f) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death,
(ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties during such thirty (30) day period), (iii) if the Executive's employment is terminated by the Company for Cause, the date specified in the Notice of Termination after the expiration of any cure periods, (iv) if the Executive's employment is terminated as a result of his Retirement, the date set forth in the Executive's Notice of Termination (but not beyond the then expiration date of the Term), and (v) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given after the expiration of any cure periods; provided, that if within thirty (30) days after any Notice of Termination one party notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined to be the Date of Termination, either by mutual written agreement of the parties or by a binding and final arbitration award or an adjudication by a court of competent jurisdiction.

         9.       COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                  (a) DEATH. If the Executive's employment shall be terminated by reason of his death, the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, (i) any unpaid amounts of his Base Salary or Annual Bonus accrued prior to the date of his death and (ii) in addition to any payments the Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company, or any other agreement between the Executive and the Company, a lump sum death benefit equal to the sum of the Executive's then current Base Salary and most recent Annual Bonus; and upon making such payments, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death pursuant to Section 5(c)).

                  (b) DISABILITY. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary until the Executive's employment is terminated pursuant to Section 8(b) hereof, or until the Executive terminates his employment pursuant to Section 8(d)(iii) hereof, whichever first occurs. The Executive shall be paid in equal monthly installments an amount equal to his Base Salary at the rate in effect at the time Notice of Termination is given until the later of one year after termination of his employment or the expiration of the Term (as in effect on the date of termination), plus any disability payments otherwise payable by or pursuant to plans provided by the Company. Thereafter, the Executive shall receive the payments that would have been made to the Executive pursuant to
Section 9(d) had the Executive terminated his employment due to Retirement.

                  (c) CAUSE; OTHER THAN FOR GOOD REASON OR RETIREMENT. If the Executive's employment shall be terminated by the Company for Cause, or by the Executive for other than Good Reason or Retirement, the Company shall pay the Executive his full Base Salary and accrued vacation pay through the Date of Termination at the rate in effect at the time Notice of Termination is given (or on the Date of Termination if no Notice of Termination is required hereunder) plus all other amounts to which the Executive is entitled under any plan, program, policy or practice of the Company or otherwise at the time such payments are due and such payments shall, assuming the Company is in compliance with the provisions of this Agreement, fully discharge the Company's obligations hereunder.

                  (d) RETIREMENT. If the Executive's employment shall be terminated by reason of his Retirement, in addition to any payments the Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company, or any other agreement between the Executive and the Company, the Company shall pay to the Executive or (if the Executive shall thereafter die) to such person as the Executive shall have designated in a notice filed with the Company (or, if no such person shall have been designated, to his estate), an amount equal to One Hundred Thousand Dollars ($100,000) per calendar year, for a period of ten (10) years commencing on the date that the Executive reaches (or would have reached) age 58 1/2.

                  (e)      GOOD REASON; OTHER THAN CAUSE OR DISABILITY.

                           (i) PRIOR TO CHANGE IN CONTROL. If, prior to the
occurrence of a Change in Control of the Company, the Company shall terminate the Executive's employment other than for Cause or Disability (it being understood that a purported termination for Cause or Disability which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), or the Executive shall terminate his employment for Good Reason, then the Company shall pay the Executive, not later than the fifth day following the Date of Termination, the aggregate of the following amounts:

                  (A) his full Base Salary and accrued vacation pay through the Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required hereunder, and any other amounts to which the Executive is entitled under any plan, policy, practice or program of the Company or otherwise at the time such payments are due;

                  (B) the product of (x) the Executive's most recent Annual Bonus (the "Recent Bonus"), times (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365;

                  (C) in lieu of any further salary or bonus payments to the Executive for periods subsequent to the Date of Termination, and as a severance benefit to the Executive, a lump sum amount equal to two times the Executive's annual Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination; and

                  (D) commencing on the date two years after the Date of Termination, the payments that would have been made to the Executive pursuant to Section 9(d) had the Executive terminated his employment due to Retirement on such date.

                           (ii) FOLLOWING CHANGE IN CONTROL. If, following a
Change in Control of the Company, the Company shall terminate the Executive's employment other than for Cause or Disability (it being understood that a purported termination for Cause or Disability which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), or the Executive shall terminate his employment for Good Reason, then the Company shall pay the Executive, not later than the fifth day following the Date of Termination, the aggregate of the following amounts:

                  (A) his full Base Salary and accrued vacation pay through the Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required hereunder, and any other amounts which the Executive is entitled under any plan, policy, practice or program of the Company or otherwise at the time such payment is due;

                  (B) the product of (x) the Recent Bonus, times (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365;

                  (C) in lieu of any further salary or bonus payments to the Executive for periods subsequent to the Date of Termination, and as a severance benefit to the Executive, a lump sum amount equal to three times the Executive's annual Base Salary in effect immediately prior to the occurrence of the circumstances giving rise to such termination or, if greater, at the time of the Change in Control, plus three times the Recent Bonus; and

                  (D) commencing on the date two years after the Date of Termination, the payments that would have been made to the Executive pursuant to Section 9(d) had the Executive terminated his employment due to Retirement on such date.

                    (f) MAINTENANCE OF BENEFIT. Unless the Executive is terminated for Cause, the Company shall maintain in full force and effect, for the continued benefit of the Executive and/or his family for two (2) years after termination for any reason, all employee medical, health and hospitalization plans and programs in which the Executive and/or his family was entitled to participate in immediately prior to the Date of Termination provided that the continued participation of the Executive and/or his family is possible under the general terms and provisions of such plans and programs. In the event that the participation of the Executive and/or his family in any such plan or program is barred, the Company shall arrange to provide the Executive and/or his family with benefits substantially similar to those which the Executive and/or his family would otherwise have been entitled to receive under such plans and programs from which his or their continued participation is barred.

                    (g) FULL SETTLEMENT. The Company's obligation to make the payments provided for herein and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except claims in respect of the Executive's gross negligence, wilful misconduct or violation of any applicable law. The Executive shall not be required to mitigate the amount of any payment provided for in Section 9 hereof by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 9 hereof be reduced by any compensation earned by the Executive as the result of employment by another employer or business, by profits earned by the Executive from any source at any time before or after the Date of Termination, or otherwise. Unless the Executive is found by a court of competent jurisdiction to have committed an act that constitutes wilful misconduct or a violation of applicable law, the Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses incurred by the Executive as a result of any contest or dispute (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement, or by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement (including the amount of any payment pursuant to Section 9 hereof or the validity of any purported termination by the Company hereunder).

                    (h) LIMITATION ON CERTAIN PAYMENTS. Notwithstanding anything herein to the contrary, in the event that the Executive shall become entitled to payments pursuant to Section 9(d)(ii) hereof ("Change of Control Payments"), if the value of the Change of Control Payments plus any other amount that is paid or distributed or distributable to the Executive would constitute an excess parachute payment under Section 280G of the Code, the amount payable or distributable to or for the benefit of the Executive hereunder shall be reduced to the Alternate Payment. The "Alternate Payment" shall be an amount expressed in present value which maximizes the aggregate present value of the amounts payable or distributable to the Executive hereunder without causing any such amounts to be nondeductible by the Company pursuant to Section 280G of the Code. The value of the Change of Control

Payments shall be determined in accordance with temporary or final regulations, if any, promulgated under Section 280G of the Code and based upon the advice of counsel selected by the Company's independent auditors. The value of any noncash benefit or any deferred payment or benefit shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

           10.      SUCCESSORS.

                    (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforce able by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's personal or legal representatives or, if there be no such persons, the Executive's estate.

                    (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                    (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers an assumption and agreement provided for in this Section 10(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, or otherwise.

         11. CHANGE IN CONTROL OF THE COMPANY. For purposes of this Agreement, a "Change in Control of the Company" shall mean and be deemed to have occurred if:

                    (i) any person, entity or "group", within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than (A) the Company, its subsidiaries or any employee benefit plan established and maintained by the Company or its subsidiaries, or (B) John T. Kane or George P. Wilson, or any affiliate of either of the foregoing individuals, becomes the "beneficial owner" (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; or

                    (ii) individuals who, as of the date hereof constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than the election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.

           12. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries. Except as herein specifically provided, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

           13. NOTICE. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:
                                   ----------------------------

                                   ----------------------------

         If to the Company:        Equitrac Corporation
                                   836 Ponce de Leon Blvd
                                   Coral Gables, Florida  33134

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

           14.        MISCELLANEOUS.

                      (a) This Agreement has been approved by the Board. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Executive and such officer as may be specifically designed by the Board.

                      (b) The failure by either party hereto to insist upon compliance with any condition or provision of this Agreement shall not be deemed a waiver of such condition or provision or any other provision hereof.

                      (c) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and this Agreement supersedes any other employment agreement between the Company and the Executive.

                      (d) The Company may withhold from any accounts payable under this Agreement all Federal, State or other taxes as legally shall be required.

                      (e) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without reference to principles of conflicts of laws.

                      (f) The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                      (g) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date and year first above written.

                                      EQUITRAC CORPORATION


                                      By:
                                      -----------------------------------------
                                      Title:


                                      Executive
                                      -----------------------------------------
                                      John T. Kane